Exhibit 10.2

RealNetworks Inc, Executive Officers Incentive Plan

OBJECTIVE OF THE PLAN

The objective of the RealNetworks’ Executive Officers Incentive Plan (the “Plan”) is to reward business leaders for their contribution to the Company’s success and ensure market competitiveness as we work to attract and retain executive-level talent. RealNetworks has adopted this incentive plan to reward high performance consistent with our core business objectives.

EFFECTIVE DATE

July 1, 2010 through December 31, 2010.

TARGET GOALS

Target goals are set semi-annually and approved by the Compensation Committee of the Board of Directors. Plan objectives for 2010 are intended to be transitional and are designed to recognize the following results: financial stability, effective execution of transformational strategy milestones, and outstanding performance of key executives driving business results.

Semi-annual assessment of goal attainment will be completed after the close of the six month period. Corresponding payout based on goal attainment will typically occur 30 to 45 days after the close of the six month period.

Goal alignment is based on 75% corporate financials and 25% corporate milestones.

PAYOUT MECHANICS

Financial Metrics:

–	In order to maintain financial stability, revenue and operating expense attainment below 90% will not be rewarded.

Revenue & Operating Expense Attainment	Incentive Payout
< 90%	No Payout
90% +	Linear Payout

–	EBITDA payout for attainment below the threshold of 50% will not be rewarded. Attainment of 50% or greater will be a linear payout capped at 200% for President and Chief Executive Officer, Chief Financial Officer, Executive Vice Presidents, and 160% for all other Executive Officers.

Operating EBITDA Attainment	Incentive Payout
< 50%	No Payout
50% – 100%+	Linear Payout
Capped at 200% for EVP +
Capped at 160% all others

Transformational Milestones:

–	The Compensation Committee of the Board of Directors will review and approve both the setting of the milestones at the beginning of the measurement period and the attainment of results at the end of the period. Milestones may include discretionary assessment of quality of completion towards goal and common sense adjustment.

Terms and Conditions

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Plan calculations are completed and payments are made every six months with payout timing approximately 30 – 45 days after the close of the six month period. In all circumstances, any payouts that are earned in the current Plan year will be paid by March 15 of the next year at the latest.

•	You must be in an eligible position on the first and last day of the month to participate in the Plan for that month.

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Salary, eligible position changes and/or transfers from one eligible group to another within a month will be based on salary and change as of the first day of the month. Changes after the first day of the month will be reflected in the next month.

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In order to receive a payout from the Plan you must be on the company’s payroll as of the last day of each six month period and on the company’s payroll as of the date the award is paid, subject to the following. If your employment terminates due to your total and permanent disability or death, you or your estate still may be eligible to receive any payout that otherwise was earned.

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Notwithstanding any other provision of the Plan, the Compensation Committee, in its sole discretion, may increase, reduce or eliminate a participant’s award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

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The Compensation Committee has all power and discretion to interpret and administer the Plan, including (but not limited to) the power to determine who is eligible for the Plan and the size of any payouts.

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